                                                                    EXHIBIT 2.5

                               EXECUTION COPY


                      GUARANTEE AND INDEMNITY AGREEMENT

         This Agreement is entered into this 10th day of April, 1996 by and between BROADWAY & SEYMOUR, INC., a Delaware corporation with its principal place of business in Charlotte, North Carolina, ("BSI") and FIDELITY INVESTMENTS INSTITUTIONAL SERVICES, INC. ("FIIS"), a Massachusetts corporation with its principal place of business in Boston, Massachusetts. Certain capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement dated as of April 10, 1996, by and among BSI and certain of its subsidiaries and FIIS (the "Purchase Agreement).

                                   BACKGROUND

         WHEREAS, FIIS, BSI and certain wholly-owned subsidiaries of BSI (the "Sellers"), have entered into the Purchase Agreement, wherein the Sellers have agreed to sell the AMSG Business to FIIS;

         WHEREAS, FIIS and CORBEL & COMPANY, a Florida corporation with its principal place of business in Jacksonville, Florida (on behalf of itself and its wholly-owned subsidiary TOTAL ADMINISTRATIVE BENEFIT SYSTEMS, INC. (d/b/a Pentab) (referred to hereinafter collectively, for all purposes, as "Corbel") have entered into that certain Quantech License and Services Agreement of even date herewith (the "Quantech License");

         WHEREAS, it is a condition to the execution of the Quantech License that FIIS and BSI enter into this Agreement, pursuant to which, among other things, BSI unconditionally guarantees the obligations of Corbel under the Quantech License and agrees to indemnify FIIS with respect to certain matters thereunder and hereunder.

         NOW, THEREFORE, the parties hereto agree for themselves, their successors and assigns as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

                 1.1. "Affiliate" means any other Person directly or indirectly Controlling, Controlled by or under common Control with a Person.

                 1.2. "Control" means an ownership interest of forty percent (40%) or more.






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

                 1.3. "Documentation" means all written, graphic and electronic materials currently in Corbel's possession, that describe the structure, function or use of the Quantech Software or any Enhancement, including all specifications, system documentation and user manuals.

                 1.4. "Enhancements" means any modification, enhancement, refinement, variation or new version of the Quantech Software, in both object code and source code form, and all Documentation relating thereto, that is created by Corbel and made generally commercially available to the then current licensees of the Quantech Software as an upgrade (whether or not a maintenance fee is charged to such licensee for the upgrade), during the period commencing on the date hereof and ending two years thereafter. Enhancement shall not include any new version of, or a replacement to, the Quantech Software that is available only as a newly licensed product. Solely for the purposes of the representations and warranties contained in Section 3 hereof, Enhancement shall not include any Enhancement created by any successor to or assignee of Corbel or the Quantech Software, if but only if, such successor or assignee is not an Affiliate of BSI.

                 1.5. "Knowledge" means actual knowledge after reasonable investigation.

                 1.6. "Quantech Software" means the most current, premium version, as of the date of this Agreement, of the computer software program described in Schedule A, attached to the Quantech License and incorporated herein, and commonly referred to by Licensor as "Quantech", in both object code and source code form, and all Documentation relating thereto.

         2. GUARANTEE. For value received and to induce FIIS to enter into the Quantech License, BSI hereby unconditionally guarantees the performance of all of the obligations of Corbel, its successors and assigns, under the Quantech License. Upon any default under the Quantech License, FIIS may at its option proceed directly and at once, without further notice, against BSI hereunder, without proceeding against Corbel or its successors or assigns, or any other person for the obligations secured by this guarantee. BSI hereby waives and relinquishes to the fullest extent now or hereafter not prohibited by applicable law (a) all suretyship defenses and defenses in the nature thereof,
(b) any right or claim of right to cause a marshalling of the assets of Corbel,
(c) all rights and remedies, including any rights of subrogation or contribution now or hereafter accorded to indemnitors, guarantors, sureties or accomodation parties, and (d) notice of acceptance hereof, presentment, and demand for payment.

         The above notwithstanding, FIIS agrees to cooperate in good faith with BSI and to provide reasonable assistance to BSI (at BSI's expense) should BSI decide to enforce the obligation of any successor of Corbel to provide FIIS Enhancements under the Quantech License, by bringing suit against such successor. Without limitation, FIIS agrees to join in such suit for the purpose of assisting BSI in enforcing FIIS's rights thereunder.





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


         3. REPRESENTATIONS AND WARRANTIES OF BSI. BSI hereby represents and warrants to FIIS, for itself and where applicable for Corbel, that, except as disclosed in the attached Corbel Disclosure Statement:

                 3.1. Organization. Corbel and BSI are corporations, duly organized, validly existing, and in good standing under the laws of Florida and Delaware, respectively. Corbel and BSI are qualified to do business as a foreign corporation in every jurisdiction in which each is required to be so qualified, except for those jurisdictions where the failure to be so qualified will not have a material adverse effect on Corbel or BSI.

                 3.2. Authorization of Transaction. Corbel has the corporate power and authority to execute and deliver the Quantech License and to perform its obligations thereunder. BSI has the corporate power and authority to execute and deliver this Agreement. No approval by the stockholders of Corbel or BSI of the Quantech License or this Agreement and the transactions contemplated thereby and hereby is required by the charter or by-laws of Corbel or BSI or by applicable corporate law. All corporate and other actions or proceedings to be taken by or on the part of Corbel and BSI to authorize and permit the execution and delivery by Corbel of the Quantech License and to permit the execution and delivery by BSI of this Agreement, the instruments required to be executed and delivered by Corbel and BSI pursuant thereto and hereto, the performance by Corbel and BSI of their obligations thereunder and hereunder, and the consummation by Corbel and BSI of the transactions contemplated therein and herein, have been duly and properly taken. The Quantech License has been duly executed and delivered by Corbel and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms and conditions. This Agreement has been duly executed and delivered by BSI and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms and conditions.

                 3.3. Noncontravention. Neither the execution and the delivery of the Quantech License and the consummation of the transactions contemplated thereby, nor the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Corbel or BSI is subject or any provision of the charter or by-laws of Corbel or BSI or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Corbel or BSI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Corbel nor BSI need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by the Quantech License and this Agreement.





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

                 3.4.  Brokers' Fees.   Neither Corbel nor BSI has any
liability or obligation to pay any fees or commissions to any broker, finder, agent or financial advisor with respect to the transactions contemplated by the Quantech License or this Agreement for which FIIS could become liable or obligated.

                 3.5 Title to Quantech Software. Corbel has good and marketable title to the Quantech Software and the Enhancements, including all rights to the Intellectual Property embodied therein, free and clear of all Liens and encumbrances and free from all claims and demands of third parties. Corbel has all the necessary right, title and interest in the Quantech Software and the Enhancements to grant the licenses contemplated in the Quantech License, including all necessary rights to any portion of the Quantech Software or any Enhancement created by an independent contractor or other third party. Corbel has taken all necessary action to maintain and protect the Quantech Software and any Enhancements.

                 3.6.  Intellectual Property.

                          3.6.1.  The use of the Quantech Software and any
Enhancements by FIIS will not violate the Intellectual Property rights of any third party. The Quantech Software and any Enhancements are free and clear of any claim of third party infringement of any Intellectual Property right, and there are no actions proceeding, pending, or to the best Knowledge of BSI, threatened which claim that the Quantech Software or any Enhancements, or any part thereof, infringes upon or is infringed by any Intellectual Property right of any third party.

                          3.6.2.  Corbel either developed the Quantech Software
and any Enhancements internally or acquired the Quantech Software or Enhancements by (a) acquisition of the former developer of such software or (b) valid assignments. From and after the date upon which Corbel acquired the Quantech Software and any Enhancements, Corbel has developed all proprietary modifications, enhancements, new versions and derivative works relating to such Quantech Software and any Enhancements (i) through the internal efforts of employees of Corbel or (ii) through the use of independent contractors or other third parties, all of whom have assigned all rights in such modifications, enhancements, new versions and derivative works to Corbel.

                 3.7. Subsidiaries. BSI holds of record and owns beneficially all of the outstanding shares of Corbel, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The minute books (containing the records of meetings of stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of Corbel and BSI are correct and complete in all material respects. Neither Corbel nor BSI is in default under or in violation of any provision of its charter or bylaws.





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

                 3.8. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either Corbel or BSI in respect of the Quantech Software.


                 3.9. Security Measures, etc. The Quantech Software and any Enhancement does not contain any mechanism that would enable Corbel or any other party to disable the Quantech Software or any Enhancment or make it inaccessible to a user. Corbel and BSI agree to use their best efforts to ensure that the Quantech Software and any Enhancement does not contain any computer virus or worm.

                 3.10. Disclaimer. EXCEPT AS OTHERWISE PROVIDED HEREIN, BSI EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 3.11. Disclosure. The representations and warranties contained in this Section 3 (including the Corbel Disclosure Statement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         4. BSI COVENANTS.  The parties agree as follows:

                 4.1. Sales Tax. BSI agrees to pay fifty percent (50%) of any sales tax applicable to the Quantech License or this Agreement.

                 4.2. Other Sales by BSI or Corbel. BSI agrees that it will not sell the stock of Corbel to a competitor of FIIS, and will not permit Corbel to sell substantially all of its assets relating to the Quantech Software to a competitor of FIIS, during the four (4) month period commencing on the earlier of (a) the date of the Closing under the Purchase Agreement or
(b) May 31, 1996.

                 4.3. Bidding Rights. BSI agrees that, if after the date hereof, a determination is made to market that portion of Corbel's business which relates to the Quantech Software, either standing alone or as part of Corbel's business as a whole, BSI will provide FIIS an opportunity, on the same terms as all other third parties, to bid for that business.

         5. CONFIDENTIALITY. Each of the parties will treat and hold as such all of the Confidential Information of the other parties, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the party to which it relates or destroy, at the request and option of such party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or





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

similar process) to disclose any Confidential Information of any other party, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 5. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties is, on the advice of counsel, compelled to disclose Confidential Information of any other party, to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its best efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party shall designate.

         6. INDEMNIFICATION.

                 6.1. Survival of Representations and Warranties. All of the representations and warranties of BSI contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the date hereof and continue in full force and effect, subject to
Section 6.4.2 hereof and any applicable statutes of limitations. All covenants and indemnities of BSI in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever. Except for the rights of FIIS under
Section 2 hereof, the indemnification rights set forth in this Section 6 shall be the exclusive remedy of any of the parties with respect to any matters within the scope of this Section 6.

                 6.2. Indemnity by BSI. BSI hereby agrees to indemnify, defend and hold harmless FIIS and its directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs or amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (a "Loss" or collectively, the "Losses") that results from the breach of any representation, warranty or covenant made by BSI herein, or resulting from any misrepresentation or breach of warranty or from any misrepresentation in or omission from any schedule or certificate required to be furnished by BSI hereunder.

                 6.3.  Matters Involving Third Parties.

                          6.3.1.  If any third party shall notify FIIS (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against BSI (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve





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

the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                          6.3.2.  The Indemnifying Party will have the right to
defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses within the scope of Section 6.2 the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
(C) the Third Party Claim involves only money damages and does not involve an injunction or other equitable relief which, in the reasonable opinion of the Indemnified Party, materially affects its business and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                          6.3.3.  So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with Section
6.3.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
(B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

                          6.3.4.  In the event any of the conditions in Section
6.3.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (provided that the Indemnified Party shall consult with and obtain the consent (which shall not be unreasonably withheld) of the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
(C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6. In the event the Indemnified Party assumes control of the defense of any Third Party claim as herein provided, the Indemnifying Party may nevertheless retain separate counsel at its sole cost and expense to participate in the defense thereof and to consult with counsel for the Indemnified Party with respect to conduct of the defense and to considerations relating to entry of judgment or settlement.





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


                 6.4.  Limitations on Indemnification.

                          6.4.1.  Monetary Limits.  Except with respect to (i)
Losses arising out of representations or warranties contained in Section 3.5 or 3.6 or any Schedule referred to in such Section and (ii) Losses based upon fraud or which arise out of or are attributable to acts or omissions that constitute willful misconduct or malfeasance, gross negligence or criminal conduct, BSI, as the Indemnifying Party shall have no obligations to indemnify FIIS in respect of any Loss of a type identified in Section 6.2 incurred by FIIS unless the aggregate cumulative total of all such Losses exceeds $250,000, whereupon FIIS shall be entitled to indemnification for each additional amount of such Losses described above; provided, that in no event shall the aggregate indemnity obligation of BSI exceed $5,000,000. With respect to claims referred to in clauses (i) and (ii) of this Section 6.4.1, the $250,000 cumulative deductible shall not apply.

                          6.4.2.  Time Limitation.  Except for claims asserted
by FIIS for Losses referred to in clause (i) of Section 6.4.1, no claim may be made or suit instituted under any provision of this Section 6 following the second anniversary of the date hereof.

         7.      MISCELLANEOUS.

                 7.1. Press Releases and Public Announcements. Neither FIIS nor BSI or Corbel shall issue any press release or make any public announcement relating to the subject matter of the Quantech License or this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith, based on the opinion of its counsel, is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

                 7.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                 7.3. Entire Agreement. This Agreement, the Purchase Agreement and the Quantech License (including the documents referred to herein and therein) constitute the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 7.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. BSI shall not assign this Agreement without the prior written consent of FIIS. FIIS may assign this Agreement to the extent that FIIS may assign its rights under Section 10.3 of the Quantech License.





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

                 7.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 7.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 7.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

         If to BSI:


                 Broadway & Seymour, Inc.
                 128 South Tryon Street
                 Charlotte, NC  28202
                 Attn:    President
                 Telecopy:        (704) 344-3542

         Copy to:

                 Broadway & Seymour, Inc.
                 128 South Tryon Street
                 Charlotte, NC  28202
                 Attn:    General Counsel
                 Telecopy:        (704) 344-3542

         If to FIIS:

         82 Devonshire Street
         Boston, MA 02109
         Telefax: (617) 476-0932
         Attn: President





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

         Copy to:

         82 Devonshire Street
         Boston, MA 02109
         Telefax: (617) 476-0932
         Attn:   General Counsel

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                 7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

                 7.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                 7.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 7.11. Expenses. Each of BSI and FIIS will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                 7.12. Relationship of Parties. This Agreement is not intended to and does not create a partnership or joint venture relationship among the parties.





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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the year and date first above written.




BROADWAY & SEYMOUR, INC.                   FIDELITY INVESTMENTS INSTITUTIONAL
                                           SERVICES, INC.


By: /s/ Alan C. Stanford                   By: /s/ Paul J. Hondros
   ---------------------------                ---------------------------
Title:  President                                  Title:  President





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

                          CORBEL DISCLOSURE STATEMENT



3.5      Title to Quantech Software

         (1) All assets owned by Corbel are subject to a lien in favor of NationsBank securing the guarantee executed by Corbel of all obligations of BSI under the Credit Facility. In addition, certain software and support materials owned by Corbel is pledged to secure a subordinated promissory note owing to Mr. Dubois.

         (2) Solely with respect to the representation contained in the third sentence of Section 3.5, BSI makes the following disclosures: (A) Corbel has not registered any Copyrights on the Quantech Software or any Enhancements, (B) in addition, Corbel has not applied for or obtained any Patents with respect to the Quantech Software or any Enhancements (C) Corbel has not required all of its employees to execute confidentiality agreements or assignment of invention rights agreements and has not required all independent contractors to execute agreements subjecting them to an obligation of confidentiality, or an assignment of copyrights, invention rights or other intellectual property rights.

3.6      Intellectual Property

         (1) Corbel has received notice that the name "Quantec" has been registered with the U.S. Patent and Trademark Office (PTO) by a British Company. In response to an application by Corbel to register the trademark "Quantech," the PTO, in March 1995, notified Corbel of its intention to deny registration of the mark.

3.7      Subsidiaries

         (1) The stock of Corbel is pledged to NationsBank to secure BSI's obligations under the Credit Facility.





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